Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-221502

November 16, 2017

Avangrid, Inc.

$600,000,000 3.150% Notes Due December 1, 2024

Pricing Term Sheet

Issuer:	Avangrid, Inc.

Issue of Securities:	3.150% Notes Due 2024

Type:	SEC-Registered

Ratings*:	Baa1/BBB/BBB+ (Moody’s/S&P/Fitch)

Trade Date:	November 16, 2017

Settlement Date:	November 21, 2017 (T+3)

Principal Amount:	$600,000,000

Maturity Date:	December 1, 2024

Benchmark Treasury:	2.250% due October 31, 2024

Benchmark Treasury Price / Yield:	100-02+ / 2.238%

Spread to Benchmark Treasury:	+95 basis points

Yield to Maturity:	3.188%

Coupon:	3.150%

Price to Public:	99.762% of the Principal Amount

Redemption Provisions:	Make-whole call at any time prior to October 1, 2024 (the “Par Call Date”) at Treasury Rate +15 basis points (calculated to the Par Call Date). Callable on or after the Par Call Date at par.

Interest Payment Dates:	Semi-annually on June 1 and December 1, beginning June 1, 2018.

CUSIP/ISIN:	05351W AA1 / US05351WAA18

Joint Book-Running Managers:	Citigroup Global Markets Inc. BBVA Securities Inc. BNP Paribas Securities Corp. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Drexel Hamilton LLC The Williams Capital Group, L.P.

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed an automatic shelf registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 13, 2017, which became effective upon filing, relating to the offering to which this communication relates. Before you invest, you should read the registration statement, prospectus, preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from Citigroup Global Markets Inc. toll-free at 1-800-831-9146, BBVA Securities Inc. toll-free at 1-800-422-8692, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.